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EXHIBIT 11.1       CALCULATION OF NET INCOME (LOSS) PER SHARE
                    (In thousands, except per share amounts)

                                                                                     Three Months Ended
                                                                                          March 31,
                                                                                    ----------------------
                                                                                      1997           1996
                                                                                    --------        ------
Net income (loss)                                                                   $   (381)       $  383
                                                                                    ========        ======

Weighted average shares of common stock outstanding                                   10,760           876

Net effect of dilutive stock options and warrants
     using the treasury stock method                                                       -           484

Shares related to staff accounting bulletin topic 4D:
     Stock options                                                                         -           322
     Preferred stock(1)                                                                    -         1,145
                                                                                    --------        ------

Shares used in calculating net income (loss) per share                                10,760         2,827
                                                                                    ========        ======
Net income (loss) per share                                                         $  (0.04)       $ 0.14
                                                                                    ========        ======


Calculation of shares outstanding for computing pro forma net income per share:
          Shares used in computing net income per share                                              2,827

         Adjusted to reflect the effect of the
            assumed  conversion of preferred
            stock from the date of issuance (2)                                                      5,736
                                                                                                    ------
Shares used in computing pro forma net income per share                                              8,563
                                                                                                    ======
Pro forma net income per share                                                                      $ 0.04
                                                                                                    ======


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(1)  Series D and E shares

(2)  Series A, B and C shares